UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2023

SIGA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

31 East 62nd Street New York, New York	10065
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $.0001 par value	SIGA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2023, SIGA Technologies, Inc. (the “Company”) issued a press release announcing the appointment of Dr. Jay K. Varma as Executive Vice President and Chief Medical Officer of the Company.  Dr. Varma, who has served on the Company’s Board of Directors (the “Board”) since November 2022, will continue serving on the Board.

For biographical information about Dr. Varma, see the Company’s definitive proxy statement for the 2023 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission on April 26, 2023.

In connection with Dr. Varma’s appointment as Executive Vice President and Chief Medical Officer, the Company and Dr. Varma entered into an employment agreement (the “Employment Agreement”), pursuant to which the Company agrees to pay Dr. Varma an annual base salary of $750,000, and for each of calendar years 2023 and 2024, the Company agrees pay Dr. Varma a guaranteed annual bonus of $750,000 (“Guaranteed Bonus”), which shall be pro-rated for calendar year 2023 based on Dr. Varma’s employment start date.  Beginning with calendar year 2025, Dr. Varma will be eligible to participate in the Company’s annual bonus program with a target bonus opportunity equal to $750,000, subject to the achievement of any performance criteria and goals.  In addition, Dr. Varma will be eligible to participate in any equity program adopted by the Company from time to time, subject to the sole discretion of the Board.

The initial term of Dr. Varma’s employment ends of December 31, 2024, and will automatically renew for successive one-year terms unless the Company or Dr. Varma gives notice of non-renewal in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, if Dr. Varma’s employment is terminated without cause or if Dr. Varma terminates his employment for good reason (each, a “Qualifying Termination”), he will be entitled to the following payments and benefits: (i) the continued payment of his base salary until the later of (A) the end of December 31, 2024, and (B) twelve (12) months following the Qualifying Termination; (ii) a pro-rata target annual bonus in respect of the fiscal year in which the Qualifying Termination occurs; (iii) if the Qualifying Termination occurs before December 31, 2023, his Guaranteed Bonus for 2023, which will be pro-rated based on his employment start date; (iv) if the Qualifying Termination occurs before December 31, 2024, his Guaranteed Bonus for 2024; (v) twelve (12) months COBRA continuation coverage at active employee rates; and (vi) accelerated vesting of all of his equity-based awards (A) outstanding and unvested as of the date of the Qualifying Termination and (B) scheduled to vest within twelve (12) months immediately following such Qualifying Termination.  If Dr. Varma experiences a Qualifying Termination within two (2) years following a change of control of the Company, then all of his then outstanding and unvested equity awards will vest on the date of the Qualifying Termination.

The Company is not aware of any transactions in which Dr. Varma has a direct or indirect interest that would require disclosure under Item 404(a) of Regulation S-K. In addition, Dr. Varma has no family relationship with any director or other executive officer of the Company.  There are no arrangements or understandings with other persons pursuant to which Dr. Varma was selected as Executive Vice President and Chief Medical Officer.

A copy of the press release announcing Dr. Varma’s appointment as Executive Vice President and Chief Medical Officer is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description
99.1	SIGA Technologies Names Dr. Jay K. Varma as EVP and Chief Medical Officer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

	By:	/s/ Daniel J. Luckshire
	Name:	Daniel J. Luckshire
	Title:	Chief Financial Officer

Date: September 6, 2023